Tortoise Capital Resources Corp. Announces 3rd Quarter Distribution

 Aug 8, 2011 - LEAWOOD, Kan.--(BUSINESS WIRE)-- The Board of Directors of Tortoise Capital Resources Corp. (NYSE: TTO) today declared the company's third quarter 2011 distribution of $0.10 per share, the same amount as the prior quarter. The distribution is payable on Sept. 1, 2011, to stockholders of record on Aug. 24, 2011.

As previously stated, after investing most of the proceeds of the International Resource Partners' sale, TTO expects its earned distributable cash flow (DCF) to support an annualized distribution of not less than $0.40 per share, with upside potential depending on the performance of its other private equity investments.

A portion of this distribution is expected to be treated as return of capital for income tax purposes, although the final characterization will not be made until determination of our earnings and profits after year end. For book purposes, the source of this distribution is estimated to be 100 percent return of capital.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources Corp. (NYSE: TTO) invests primarily in the U.S. energy infrastructure sector. Tortoise entered into a consulting agreement with Corridor Energy LLC to identify, analyze and finance potential investments for TTO in real estate investment trust (REIT) qualifying assets. For more information, visit www.corridorenergy.com.

About Tortoise Capital Advisors, LLC

Tortoise Capital Advisors is an investment manager specializing in listed energy infrastructure investments. Tortoise is considered a pioneer in managing portfolios of MLP securities and other energy companies for individual, institutional and closed-end fund investors. As of July 31, 2011, Tortoise had approximately $6.7 billion of assets under management in six NYSE-listed investment companies, an open-end investment company and private accounts. For more information, visit our website at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the company's investments, its costs of leverage and other operating expenses and will be subject to the approval of the company's Board and compliance with asset coverage requirements of the Investment Company Act of 1940 and the leverage covenants.

Tortoise Capital Advisors, LLC
Pam Kearney, 866-362-9331
Investor Relations
pkearney@tortoiseadvisors.com